Exhibit (d)(6)

ASSUMPTION AGREEMENT

AGREEMENT made as of April 26, 2003 between GOLDMAN, SACHS & CO. (“GS&Co.”) and GOLDMAN SACHS ASSET MANAGEMENT, L.P. (“GSAM LP”), each a wholly-owned direct and indirect subsidiary of THE GOLDMAN SACHS GROUP, INC.

     WHEREAS, Trust for Credit Unions (the “Trust”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

     WHEREAS, GS&Co. has been previously appointed as investment adviser to the Money Market Portfolio, Government Securities Portfolio and Mortgage Securities Portfolio (the “Portfolios”) of the Trust pursuant to an Advisory Agreement dated June 20, 1991, and the addenda thereto (together the “Investment Advisory Agreement”); and

     WHEREAS, the parties desire to have GSAM LP act as investment adviser with respect to each Portfolio pursuant to the Investment Advisory Agreement.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

     1.     GSAM LP hereby assumes all rights and obligations of GS&Co. under the Investment Advisory Agreement with respect to the Portfolios.

     2.     GS&Co. and GSAM LP hereby represent that: (a) the management personnel of GS&Co. responsible for providing investment advisory services to the Portfolios under the Investment Advisory Agreement, including the portfolio managers and the supervisory personnel, will continue to provide the same services for the Portfolios as officers or employees of GSAM LP; and (b) both GS&Co. and GSAM LP remain wholly-owned direct and indirect subsidiaries of Goldman Sachs Group, Inc. Consequently, GS&Co. and GSAM LP believe that the assumption effected by this Agreement does not involve a change in actual control or actual management with respect to the investment adviser for the Portfolios.

     3.     GSAM LP is hereby bound by all of the terms of the Investment Advisory Agreement, which will continue in full force and effect with respect to GSAM LP.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Attest:	/s/ Cecilia Garcia	GOLDMAN, SACHS & CO.

		By:	/s/ Amy Curran

		Name:	Amy E. Curran

		Title:	Vice-President

Attest:	/s/ Marie Quatela	GOLDMAN SACHS ASSET MANAGEMENT, L.P.

		By:	/s/ Howard B. Surloff

		Name:	Howard B. Surloff

		Title:	Managing Director

Acknowledged as of the Date
First Set Forth Above:

TRUST FOR CREDIT UNIONS

By:	/s/ Charles Filson

Name:	Charles Filson

Title:	President